UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934


                         Choice One Communications, Inc.
                         -------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    17038P104
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
              Date of Event Which Requires Filing of this Statement





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)






The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 17038P104

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Fleet Venture Resources, Inc.
      TIN#: 05-0315508

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
      Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
      None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
      1,211,598

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
      None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
      1,211,598

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
      1,211,598

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      2.75%

12. TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13G

CUSIP No. 17038P104


1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Fleet Equity Partners VI, L.P.
      TIN#: 05-0481063

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
      None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
      519,262

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
      None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
      519,262

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
      519,262

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.18%

12. TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 17038P104


1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Silverado IV Corp.
      TIN#: 05-0481110

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
      None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
      519,262

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
      None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
      519,262

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
      519,262

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.18%

12. TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13G

CUSIP No. 17038P104


1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Chisholm Partners III, L.P.
      TIN#: 05-0491430

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                          (a)[X]
                                                                          (b)[ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
      None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
      439,030

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
      None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
      439,030

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
      439,030

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.00%

12. TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 17038P104


1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Silverado III Corp.
      TIN#: 05-0488882

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
      None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
      1,650,628

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
      None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
      1,650,628

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
      1,650,628

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      3.74%

12. TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13G

CUSIP No. 17038P104


1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Silverado III, L.P.
      TIN#: 05-0491418

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
      None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
      439,030

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
      None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
      439,030

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
      439,030

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.
      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.00%

12. TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 17038P104


1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Kennedy Plaza Partners
      TIN#: 05-0489106

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
      Rhode Island

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
      None.

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
      25,268

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
      None.

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
      25,268

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
      25,268

11. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.06%

12. TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 17038P104


1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert M. Van Degna

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) [X]
                                                                       (b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
      6,250

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
      2,195,158

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
      6,250

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
      2,195,158

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
      2,201,408

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      4.99%

12. TYPE OF REPORTING PERSON* IN

                                  SCHEDULE 13G

CUSIP No. 17038P104




1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Habib Y. Gorgi

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                          (a)[X]
                                                                          (b)[ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER
      None

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER.
      2,195,158

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER.
      None

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER.
      2,195,158

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
      2,195,158

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      4.98%

12. TYPE OF REPORTING PERSON*
      IN

                                  SCHEDULE 13G

CUSIP No. 17038P104

Item 1) Name of Issuer: Choice One Communications, Inc.

Item 1b) Address of Issuer's Principal Executive Offices:
                             100 Chestnut Street
                             Rochester, NY 14604-2417

Item 2a) Name of Persons Filing:    1)  Fleet Venture Resources, Inc.
                                    2)  Fleet Equity Partners VI, L.P.
                                    3)  Silverado IV Corp.
                                    4)  Chisholm Partners III, L.P.
                                    5)  Silverado III Corp.
                                    6)  Silverado III, L.P.
                                    7)  Kennedy Plaza Partners
                                    8)  Robert M. Van Degna
                                    9)  Habib Y. Gorgi

Item 2b) Principal Business Office for entities 1-7 and the business address for individuals 8 and 9 listed above: 50 Kennedy Plaza Providence, RI 02903



Item 2c) Citizenship:  as cited in Item 2a): 1) RI Corporation
                                             2) DE Partnership
                                             3) DE Corporation
                                             4) DE Partnership
                                             5) DE Corporation
                                             6) DE Partnership
                                             7) RI Partnership
                                             8) United States citizen
                                             9) United States citizen

Item 2d) Class of Securities: Common Stock

Item 2e) CUSIP Number: 17038P104
                       ---------

Item 3) Not Applicable

                                  SCHEDULE 13G

CUSIP No. 17038P104


Item 4) Ownership

Fleet Venture Resources, Inc.(FVR) owns of record 1,211,598 shares of Common Stock.

Fleet Equity Partners VI, L.P. (FEPVI) owns of record 519,262 shares of Common Stock.

Chisholm Partners III, L.P. (CP3) owns of record 439,030 shares of Common Stock.

Kennedy Plaza Partners (KPP) owns of record 25,268 shares of Common Stock

Robert Van Degna owns of record options to purchase 6,250 shares of Common Stock that are exercisable within 60 days.


The above entities in aggregate:
        (a)   Amount  beneficially  owned:  2,201,408  shares of Common Stock
        (b)   Percent of Class:  4.99%
        (c)   Number of shares as to which group members have:
        (i)   Sole  power to vote or direct the vote:  6,250
        (ii)  Shared power to vote or direct the vote: 2,195,158
        (iii) Sole power to dispose or to direct the  disposition of: 6,250
        (iv)  Shared power to dispose or to direct the disposition of: 2,195,158


         Pursuant to an agreement dated June 30, 2000, among FleetBoston Financial Corporation ("FBF"), Silverado IV Corp. (S4C), Silverado III Corp. (S3C), Robert M. Van Degna, Habib Y. Gorgi and certain other parties (the "Management Agreement"), S4C were given sole voting and investment power over the Common Stock owned by FEP VI. Messrs. Van Degna and Gorgi control S4C, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by FEP VI.

         Pursuant to the Management Agreement, S3C was given sole voting and investment power over the Common Stock owned by FVR. Messrs. Van Degna and Gorgi control S3C, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by FVR.

         Silverado III, L.P. (S3LP) is the general partner of CP3, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CP3. S3C is the general partner of S3LP, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CP3. Messrs. Van Degna and Gorgi control S3C, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CP3.

         Robert M. Van Degna and Habib Y. Gorgi are Managing General Partners of KPP , and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by KPP. Mr. Van Degna also owns 6,250 vested Non-Employee Director Stock Options convertible into Common Stock.

                                  SCHEDULE 13G

CUSIP No. 17038P104


Item 5) Ownership of Five Percent of Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [x]

Item 6) Not Applicable

Item 7) Not Applicable

Item 8) See Exhibit A

Item 9) Not Applicable

Item 10) Not Applicable

                                  SCHEDULE 13G

CUSIP No. 17038P104




                                    EXHIBIT A

Identification and Classification of Members of the Group:

Fleet Venture Resources, Inc.                  CO
Fleet Equity Partners VI, L.P.                 PN
Silverado IV Corp.                             CO
Chisholm Partners III, L.P.                    PN
Silverado III Corp.                            CO
Silverado III, L.P.                            PN
Kennedy Plaza Partners                         PN
Robert M. Van Degna                            IN
Habib Y. Gorgi                                 IN

                                  SCHEDULE 13G

CUSIP No. 17038P104



                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2004                  FLEET VENTURE RESOURCES, INC.


                                    /s/ Robert M. Van Degna
                                    --------------------------------------------
                                    By  Robert M. Van Degna
                                        As Attorney-In-Fact Granted 8/4/00

                                  SCHEDULE 13G

CUSIP No. 17038P104


                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2004                 Fleet Equity Partners VI, L.P.



                                  /s/ Robert M. Van Degna
                                  ----------------------------------------------
                                  By  Robert M. Van Degna
                                  Chairman, CEO & Treasurer, Silverado IV Corp., A General Partner, Fleet Equity Partners VI, L.P.

                                  SCHEDULE 13G

CUSIP No. 17038P104


                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2004                 SILVERADO IV CORP.



                                  /s/ Robert M. Van Degna
                                  ----------------------------------------------
                                  By  Robert M. Van Degna
                                  Chairman, CEO & Treasurer

                                  SCHEDULE 13G

CUSIP No. 17038P104


                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2004                 CHISHOLM PARTNERS III, L.P.



                                  /s/ Robert M. Van Degna
                                  ----------------------------------------------
                                  By  Robert M. Van Degna
                                  Chairman & CEO, Silverado III Corp.
                                  General Partner, Silverado III, L.P.
                                  General Partner, Chisholm Partners III, L.P.

                                  SCHEDULE 13G

CUSIP No. 17038P104


                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2004                 SILVERADO III CORP.



                                  /s/ Robert M. Van Degna
                                  ----------------------------------------------
                                  By  Robert M. Van Degna
                                  Chairman, CEO & Treasurer

                                  SCHEDULE 13G

CUSIP No. 17038P104


                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2004                 Silverado III, L.P.



                                  /s/ Robert M. Van Degna
                                  ----------------------------------------------
                                  By  Robert M. Van Degna
                                  Chairman & CEO Silverado III Corp.
                                  General Partner Silverado III, L.P.

                                  SCHEDULE 13G

CUSIP No. 17038P104


                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2004                 KENNEDY PLAZA PARTNERS



                                  /s/ Robert M. Van Degna
                                  ----------------------------------------------
                                  By  Robert M. Van Degna
                                  Managing General Partner

                                  SCHEDULE 13G

CUSIP No. 17038P104



                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2004                 ROBERT M. VAN DEGNA



                                  /s/ Robert M. Van Degna
                                  ----------------------------------------------
                                  By  Robert M. Van Degna

                                  SCHEDULE 13G

CUSIP No. 17038P104



                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 13, 2004                 HABIB Y. GORGI



                                  /s/ Habib Y. Gorgi
                                  ----------------------------------------------
                                  By  Habib Y. Gorgi